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                                                                     EXHIBIT 4.3


                  FORM OF GUARANTEE OF SMITHKLINE BEECHAM PLC














                             DATED              1996


                            SMITHKLINE BEECHAM P.L.C.



                                    GUARANTEE

                         RELATING TO SMITHKLINE BEECHAM

                              HOLDINGS CORPORATION



                               LINKLATERS & PAINES
                                BARRINGTON HOUSE
                              59-67 GRESHAM STREET
                                 LONDON EC2V 7JA

                               TEL: 0171-606 7080
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         THIS DEED POLL is made on [             ] 1996, by SMITHKLINE BEECHAM
         P.L.C., an English public limited company, ("SMITHKLINE BEECHAM") whose registered office is at New Horizons Court, Great West Road, Brentford, Middlesex, TW8 9EP, England.

         WHEREAS SmithKline Beecham Holdings Corporation (the "COMPANY"), a Delaware corporation and a wholly-owned subsidiary of SmithKline Beecham, proposes to issue to 12,920 shares of Voting Flexible Auction Rate Preferred Stock ("FARP"), each with a liquidation preference of U.S. $100,000, in one or more series, as described in the Company's Registration Statement on Form F-3 filed with The Securities and
         Exchange Commission on [          ]; and

         WHEREAS the Company intends to use the proceeds of the issue of the FARP, among other things, to make intercompany loans to SmithKline Beecham and its subsidiaries;

         NOW THIS DEED WITNESSES AND SMITHKLINE BEECHAM DECLARES as follows:

1        DEFINED TERMS

         For the purposes of this Deed:

         "ADJUSTED DISTRIBUTABLE RESERVES OF SMITHKLINE BEECHAM" means at any time an amount equal to the amount of the Distributable Reserves of SmithKline Beecham at such time

         REDUCED (if applicable) by an amount equal to the aggregate of the amount in pounds sterling or the Sterling Equivalents of:

         (i) all Capital increases made by SmithKline Beecham or its Affiliates at any time in accordance with any of the Support Agreements since the date of such agreement; and

         (ii) the aggregate of all amounts paid by SmithKline Beecham under any of the Preferred Share Dividend Guarantees (including, for the avoidance of doubt, this Deed Poll) since the date upon which such guarantee was made; and

         INCREASED (if applicable) by an amount equal to the aggregate of the amount in pounds sterling of the Sterling Equivalents of all Written-Down Amounts;

         "AFFILIATE" means any subsidiary (as defined in Section 736 of the Companies Act 1985 in force at the date hereof) of SmithKline Beecham;
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         "BUSINESS DAY" means a day on which the New York Stock Exchange is open for trading and which is not a day in which banks in New York City are authorised or obliged by law to close;

         "CAPITAL INCREASE" has the meaning ascribed to it in the SB Holdings Support Agreement;

         "COMPANIES ACT 1985" includes any subsequent re-enactments or amendments thereof;

         "DECLARED DIVIDENDS" shall have the meaning specified in paragraph 2 hereof;

         "DISTRIBUTABLE RESERVES OF SMITHKLINE BEECHAM" means at any time the amount of those profits of SmithKline Beecham which it could lawfully distribute at such time in accordance with the Companies Act 1985, determined by reference to the most recently published annual audited accounts of SmithKline Beecham;

         "DIVIDENDS-RECEIVED DEDUCTION" shall have the meaning specified in paragraph 3.2 hereof;

         "HOLDER" means, with respect to a share of FARP of any series at any time, the registered holder of such share as the same appears on the stock books of the Company at such time;

         "PREFERRED SHARE DIVIDEND GUARANTEES" means this Deed, the SB Bio Preferred Share Dividend Guarantee, the SB Corp Preferred Share Dividend Guarantee and any other guarantee granted in the future by SmithKline Beecham on terms substantially similar to those contained in this Deed, guaranteeing payment by the Company or another subsidiary of SmithKline Beecham of dividends on preferred shares issued by such company;

         "SB BIO PREFERRED SHARE DIVIDEND GUARANTEE" means the guarantee made on the same date as the date of this Deed by SmithKline Beecham in favour of the Holders (as defined therein) from time to time of preferred shares of SmithKline Beecham Biologicals S.A.;

         "SB BIO SUPPORT AGREEMENT" means the support agreement dated the same date as the date of this Deed between SmithKline and SmithKline Beecham Biologicals S.A.;

         "SB CORP PREFERRED SHARE DIVIDEND GUARANTEE" means the guarantee dated 30 April 1990 made by SmithKline Beecham in favour of the Holders (as defined therein) from time to time of Money Market Cumulative Preferred(TM) Stock, as amended and restated by a deed poll dated the same date as the date of this Deed;

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         "SB CORP SUPPORT AGREEMENT" means the support agreement dated 30 April
         1990 between SmithKline Beecham and SmithKline Beecham Americas Inc. (subsequently merged with and into SmithKline Beecham Corporation), as amended and restated by an agreement dated the same date as the date of this Deed;

         "SB HOLDINGS SUPPORT AGREEMENT" means the support agreement between SmithKline Beecham and the Company dated the same date as the date of this Deed; and

         "STERLING EQUIVALENT" has the meaning ascribed to it in the SB Holdings Support Agreement;

         "SUPPORT AGREEMENTS" means the SB Holdings Support Agreement, the SB Bio Support Agreement, the SB Corp Support Agreement and any other support agreement on substantially similar terms to the SB Holdings Support Agreement which SmithKline Beecham may enter into with one of its subsidiaries in connection with an issuance of preferred shares by such subsidiary; and

         "WRITTEN-DOWN AMOUNT" has the meaning ascribed to it in the SB Holdings Support Agreement.

2        GUARANTEE OF DIVIDENDS

         SmithKline Beecham hereby unconditionally and irrevocably guarantees to and in favour of each Holder the due and punctual payments in U.S. dollars of all dividends on the shares of FARP of any series registered in the name of such Holder, PROVIDED that such dividends have been declared by the Company's Board of Directors out of funds legally available therefor ("DECLARED DIVIDENDS"), and if the Company fails punctually to pay any Declared Dividends, SmithKline Beecham hereby undertakes to and in favour of each Holder to pay or cause to be paid to each Holder an amount in U.S. dollars equal to such Declared Dividends to which such Holder is entitled. SmithKline Beecham hereby agrees that its obligations to make any such payment hereunder shall be as if it were principal debtor and not merely surety, and shall be absolute and unconditional, irrespective of, and unaffected by, any invalidity, irregularity or unenforceability of any share of FARP of any series or this Deed, any failure to enforce the provisions of this Deed, any waiver, modification or indulgence granted to the Company by any Holder, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor.

3        PAYMENTS

3.1 SmithKline Beecham undertakes to and in favour of each Holder, to the fullest extent that it may effectively do so under applicable law, that
         (i) its obligations

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         hereunder shall not be affected by any setoff or counterclaim which
         SmithKline Beecham may have or assert against the Company and (ii) all payments to or for the account of any Holder hereunder shall be made without deduction or withholding for or on account of any present or future tax, levy, duty or governmental charge assessed by the United Kingdom or any political subdivision thereof or taxing authority therein, exclusive of any tax, levy, duty or governmental charge which would not have been imposed or assessed but for the existence of any present or former connection between such Holder or the beneficial owner of an interest in any share of FARP of any series (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, a trust, a partnership or a corporation) and the United Kingdom, including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been present therein, or being or having been engaged in trade or business therein, or having or having had a permanent establishment therein (each such non-excluded tax being herein referred to as a "U.K. TAX"); PROVIDED, HOWEVER, that to the extent that SmithKline Beecham is required by applicable law to withhold or deduct any U.K. Tax from any such payment hereunder, SmithKline Beecham shall make additional payments so that, after giving effect to all such deductions and withholdings, the net amount paid to each Holder would not be less than the amount which would have been payable but for such a withholding or deduction.

3.2 SmithKline Beecham undertakes to and in favour of each Holder, to the fullest extent that it may effectively do so under applicable law, that to the extent that the dividends-received deduction under Section 243(a)(1) or any successor provision of the U.S. Internal Revenue Code of 1986, as amended (the "DIVIDENDS-RECEIVED DEDUCTION"), is not available to beneficial owners of shares of FARP of any series that are otherwise entitled to the Dividends-Received Deduction (each such beneficial owner being called a "QUALIFYING HOLDER") with respect to any payments made by SmithKline Beecham hereunder in respect of any Declared Dividends, then the amounts of such payments will be increased so that such payments will result in the same after federal income tax yield that Qualifying Holders would have received had such Declared Dividends been paid by the Company. Such after federal income tax yield shall be determined on the basis of the highest generally applicable marginal federal corporate income tax rate in effect at the time of payment and on the assumption that any Dividends-Received Deduction that is available to Qualifying Holders is that deduction which is available to holders of less than 20 per cent of the stock of the Company. The obligations of SmithKline Beecham hereunder shall not be affected by the particular tax position or circumstances of any Holder or Qualifying Holder, and no Holder or Qualifying Holder of any shares of FARP of any series shall be required at any time to provide to the Company or

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         SmithKline Beecham any information as to its particular tax position or circumstances.

4        RESTRICTION ON PAYMENTS

         Notwithstanding paragraphs 2 and 3 above or any other provision of this Deed, SmithKline Beecham shall in no event be obliged to make any payment under this Deed of an amount which, at the time such payment is to be made, would exceed the Adjusted Distributable Reserves of SmithKline Beecham at such time. In such circumstances the obligation of SmithKline Beecham shall be limited to making payment under this Deed of an aggregate amount equal to the Adjusted Distributable Reserves of SmithKline Beecham at such time and such amount shall be paid to the Holders pro rata according to the amount of Declared Dividends then owing to them respectively. Any amount due to the Holders but not paid as a result of the Adjusted Distributable Reserves of SmithKline Beecham being insufficient shall become due and payable by SmithKline Beecham to the Holders, and shall be paid over to them, from time to time as Adjusted Distributable Reserves of SmithKline Beecham become available. To the extent that obligations to make payments under this Deed arise simultaneously with obligations to meet payments under any other Preferred Share Dividend Guarantee or to make Capital Increases under any Support Agreement such obligations shall be discharged in the order and to the extent provided for in Clause 2.3 of the SB Holdings Support Agreement as though such clause (excluding the first sentence thereof) was incorporated herein with references to "this Agreement" being references to the SB Holdings Support Agreement and references to the "FARP Dividend Guarantee" being references to this Deed.

5        CONTINUING GUARANTEE

         This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the obligations of SmithKline Beecham referred to in paragraph 2 shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Holders may now or hereafter have or hold in relation to the shares of FARP of any series.

6        ENFORCEMENT AGAINST SMITHKLINE BEECHAM

         SmithKline Beecham expressly acknowledges that any Holder may enforce its rights against SmithKline Beecham under this Deed without first making a demand upon, or instituting a legal proceeding against, the Company.

7        TIME OF PAYMENT

         Any payment which SmithKline Beecham shall be obliged to make under this Deed shall be made forthwith after the date on which the Company failed punctually to pay any Declared Dividends, without giving effect to any grace or

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         cure period in respect of the payment of such Declared Dividends to which the Company may be entitled.

8        SUBROGATION

         SmithKline Beecham shall be subrogated to the rights of each Holder against the Company in respect of any amounts paid by SmithKline Beecham to such Holder pursuant to the provisions of this Deed; PROVIDED, HOWEVER, that SmithKline Beecham shall not be entitled to enforce, or receive any payments arising out of or based upon, such right of subrogation until all Declared Dividends with respect to all outstanding shares of all series have been paid in full.

9        SUBORDINATION

         If an order is made or an effective resolution is passed for the winding up of SmithKline Beecham, SmithKline Beecham shall, to the extent required to make payment under this Deed, make payment under this Deed only of such amounts as would have been payable if the Holders had, on the day preceding the commencement of the winding up, become holders of shares in SmithKline Beecham of a class having a preferential right in a winding up over all other classes of shares in SmithKline Beecham, issued or to be issued, to receive an amount equal to the amount expressed to be payable under this Deed on the date upon which the Holders are treated as having become holders of shares in SmithKline Beecham as aforesaid.

10       GOVERNING LAW AND JURISDICTION

         This Deed shall be governed by and construed in accordance with English law. SmithKline Beecham hereby agrees, for the benefit of the Holders, that the courts of England, the state courts of the State of New York, and the United States federal courts sitting in New York, New York, are to have jurisdiction in any suit, action or proceeding arising out of or in connection with this Deed. SmithKline Beecham hereby irrevocably submits to the jurisdiction of the state courts of the State of New York and the United States federal courts sitting in New York, New York in any such suit, action or proceeding, and hereby agrees that service of process in any such suit, action or proceeding may be made by mailing a copy thereof to it at its address set forth above and agrees that any such service of process shall constitute good and sufficient service.

11       CURRENCY OF PAYMENT

         If, under any applicable law, whether as a result of judgment against SmithKline Beecham, the liquidation of SmithKline Beecham or any other reason, any payment under this Deed is made to or recovered by a Holder in a currency (the "OTHER CURRENCY") other than U.S. dollars then, to the extent that the payment (when the other currency is converted into U.S. dollars at the rate of exchange on the date of payment or, in the case of a liquidation, the latest date for the determination of liabilities permitted by applicable law) falls short of the amount

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         unpaid, SmithKline Beecham shall, as a separate and independent obligation, fully indemnify such Holder against the amount of the shortfall. For purposes of the foregoing, the term "RATE OF EXCHANGE" means the noon buying rate in New York City for cable transfers in foreign currencies as announced for customs purposes by the Federal Reserve Bank of New York on the date in question.

12       AMENDMENTS ETC.

         No amendment, modification, variation or abrogation of the terms, conditions and provisions contained in this Deed or the rights of the Holders or beneficial owners of shares of FARP of any series shall be made by SmithKline Beecham without the consent of the HoIders of at least two-thirds of the aggregate liquidation preference of all shares of FARP of all series outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting as a single class). Any such amendment, modification, variation or abrogation made by SmithKline Beecham with such consent of the Holders of shares of FARP of all series, shall be binding upon each Holder of shares of FARP of any series, regardless of whether or not any particular Holder of shares of FARP of any series shall have consented thereto. The provisions of the Company's Certificate of Incorporation and By-laws and the provisions of the Delaware General Corporation Law, so far as not inconsistent with this Deed, shall apply to any such consent of Holders of shares of FARP of any series.

13       CAPTIONS

         The descriptive headings of the various paragraphs of this Deed are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

                  IN WITNESS WHEREOF this Deed has been executed on the date first above written.

                  THE COMMON SEAL of
                  SMITHKLINE BEECHAM p.l.c.
                  was hereunto affixed in the presence of:

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